As filed with the Securities and Exchange Commission on February 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zynga Inc.

(Exact name of Registrant as specified in its charter)

Delaware	42-1733483
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Address of principal executive offices) (Zip code)

Zynga Inc. 2011 Equity Incentive Plan

(as successor to the NaturalMotion Limited Option Plan and the

NaturalMotion Limited Enterprise Management Incentive Scheme)

(Full title of the plan)

Mark Vranesh

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen	Devang S. Shah
David G. Peinsipp	Yanira Wong
Cooley LLP	Zynga Inc.
101 California Street, 5th Floor	699 Eighth Street
San Francisco, CA 94111	San Francisco, CA 94103
(415) 693-2000	(855)449-9642

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A common stock, $0.00000625 par value per share	6,850,973 shares	$0.31	$2,123,801.63	$274.00

(1)	Pursuant to that certain Share Purchase Agreement, dated as of January 30, 2014, by and among the registrant, Zynga Game International Limited, NaturalMotion Limited (“NaturalMotion”), NaturalMotion’s shareholders and Shareholder Representative Services LLC, as sellers’ representative, the registrant assumed and rolled over into equivalent stock options under the Zynga Inc. 2011 Equity Incentive Plan (the “Zynga Plan”) certain outstanding options to purchase ordinary shares of NaturalMotion (the “Assumed Options”) granted under the NaturalMotion Limited Option Plan and the NaturalMotion Limited Enterprise Management Incentive Scheme. In accordance with the terms of the Zynga Plan, shares of Class A common stock may be issued under the Zynga Plan in accordance with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) and such issuance will not reduce the number of shares of Class A common stock available for issuance under the Zynga Plan.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock that become issuable under the Zynga Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Class A common stock.

(2)	The Proposed Maximum Offering Price Per Share has been estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of the Assumed Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the Commission on February 25, 2013;

(b) The registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2013;

(c) The registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 1, 2013, August 1, 2013 and October 31, 2013, as amended by the registrant’s Form 10-Q/A filed with the Commission on February 5, 2014;

(d) The registrant’s Current Reports on Form 8-K, filed on April 4, 2013, April 5, 2013, April 24, 2013 (only the information reported under Item 8.01 thereof is incorporated herein by reference), June 4, 2013 (only the information reported under Item 2.05 thereof is incorporated herein by reference), June 7, 2013, June 24, 2013, July 3, 2013, July 26, 2013 (only the information reported under Item 8.01 thereof is incorporated herein by reference), August 14, 2013, October 25, 2013, January 30, 2014 (only the information reported under Item 1.01, Item 2.05 and Item 3.02 thereof is incorporated herein by reference) and February 11, 2014 (only the information reported under Item 2.01 and Item 3.02 thereof is incorporated herein by reference); and

(e) The description of the registrant’s Class A common stock contained in its registration statement on Form S-1 (Registration No. 333-180078) as filed with the Commission on March 14, 2012, including any amendments or reports filed for purposes of updating such descriptions.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law, or DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation and bylaws provide that: (i) the Registrant is required to indemnify its directors to the fullest extent permitted by the DGCL; (ii) the Registrant may, in its discretion, indemnify its officers, employees and agents as set forth in the DGCL; (iii) the Registrant is required, upon satisfaction of certain conditions, to advance all expenses incurred by its directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The Registrant has entered into agreements with its directors and certain of its officers that require the Registrant to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Registrant’s best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of the Registrant’s directors or officers regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1	Amended and Restated Certificate of Incorporation of Zynga Inc.	S-1/A	333-175298	3.2	11/17/2011

3.2	Amended and Restated Bylaws of Zynga Inc.	S-1/A	333-175298	3.4	11/17/2011

4.1	Form of Zynga Inc. Class A Common Stock Certificate.	S-1/A	333-175298	4.1	11/4/2011

4.2	NaturalMotion Limited Option Plan					X

4.3	NaturalMotion Limited Enterprise Management Incentive Scheme					X

4.4	Form of Option Agreement (Replacement Unapproved Option)					X

4.5	Form of Option Agreement (Replacement Enterprise Management Incentive Option)					X

4.6	Form of U.S. Option Agreement					X

5.1	Opinion of Cooley LLP					X

23.1	Consent of Cooley LLP (included in Exhibit 5.1)					X

23.2	Consent of Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included on the signature page of this Form S-8)					X

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 12th day of February, 2014.

ZYNGA INC.

By:	/s/ Mark Vranesh
Mark Vranesh
Chief Financial Officer and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Vranesh and Devang Shah, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Pincus Mark Pincus	Chairman of the Board and Chief Product Officer	February 12, 2014

/s/ Don A. Mattrick Don A. Mattrick	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2014

/s/ Mark Vranesh Mark Vranesh	Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2014

/s/ Clive Downie Clive Downie	Chief Operating Officer (Principal Operating Officer)	February 12, 2014

/s/ L. John Doerr L. John Doerr	Director	February 12, 2014

/s/ William “Bing” Gordon William “Bing Gordon	Director	February 12, 2014

/s/ Reid Hoffman Reid Hoffman	Director	February 12, 2014

/s/ Jeffrey Katzenberg Jeffrey Katzenberg	Director	February 12, 2014

/s/ Stanley J. Meresman Stanley J. Meresman	Director	February 12, 2014

/s/ Sunil Paul Sunil Paul	Director	February 12, 2014

/s/ Ellen Siminoff Ellen Siminoff	Director	February 12, 2014

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1	Amended and Restated Certificate of Incorporation of Zynga Inc.	S-1/A	333-175298	3.2	11/17/2011

3.2	Amended and Restated Bylaws of Zynga Inc.	S-1/A	333-175298	3.4	11/17/2011

4.1	Form of Zynga Inc. Class A Common Stock Certificate.	S-1/A	333-175298	4.1	11/4/2011

4.2	NaturalMotion Limited Option Plan					X

4.3	NaturalMotion Limited Enterprise Management Incentive Scheme					X

4.4	Form of Option Agreement (Replacement Unapproved Option)					X

4.5	Form of Option Agreement (Replacement Enterprise Management Incentive Option)					X

4.6	Form of U.S. Option Agreement					X

5.1	Opinion of Cooley LLP.					X

23.1	Consent of Cooley LLP (included in Exhibit 5.1).					X

23.2	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included on the signature page of this Form S-8).					X